UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 2, 2012

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month the Chief Executive Officer of the Bank issues a 'Report from the President' (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of September 2012 issued on October 2, 2012 appears below.

October 2, 2012

TO: All Stockholders
(Addressed Individually)

SUBJECT: Report from the President

At the Bank

Advances Average $77.1 Billion in August 2012

In Brooklyn a few weeks ago, two new buildings offering affordable housing opened their doors. These two buildings – The Hegeman Residence and The Concern Heights Apartments – will provide 250 affordable homes for area residents. Both projects received funding support from our Affordable Housing Program in the amount of $2.65 million, and reflect the good work that our members do in the communities they serve each and every day.

But our Affordable Housing Program is only one of the FHLBank tools our members have at their disposal. And our members make great use of what we offer. In August, the book value of our advances averaged $77.1 billion, a slight decrease from $78.0 billion in July. That means more than $77 billion is being put to work in communities across our district by our members.

A Valuable Framework, Holding Strong

On September 14, I had the honor of speaking at the NJBankers Senior Management Conference. In my remarks, I discussed the significant role the Home Loan Banks and our nation’s community banks must play in any future housing finance system. Granted, I do not expect any substantive legislative discussion on housing until after the November elections, but words are one thing and action another. As lenders, we will continue to help our economy recover. After all, our financial crisis began when irresponsible lenders veered away from the responsible, conservative model that the community banker has always followed. We must return to this model if any recovery is to be truly sustainable.

The Federal Home Loan Bank of New York is a cooperative. Each of the 12 Home Loan Banks is owned by their members, and we exist to support our members’ needs. In any future housing finance system, the Home Loan Banks want to be positioned where our members need us to be.

And so in the coming months, our staff will reach out to you to get your opinions on what role you believe the Home Loan Banks should play in housing finance. After all, assisting you, the local lenders who support and strengthen communities across New York, New Jersey, Puerto Rico and the U.S. Virgin Islands is our top priority.

At the NJBankers Senior Management Conference, I read a quote from FHFA Acting Director Ed DeMarco, from a May 15 speech he gave before the National Association of Realtors. When discussing the future housing finance system, he said that any such system would "require a legal and institutional framework that brings the power of global capital markets to the benefit of the local lenders and borrowers around the country."

Each and every day for the past 80 years, the Home Loan Banks have brought the power of the global capital markets to local lenders across the country. We have done so through every market cycle, including the most recent financial crisis. The framework to which Mr. DeMarco refers is already in place. That framework is the 12 Federal Home Loan Banks and their more than 7,700 members. And it is holding strong.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

October 2, 2012	By:	/s/ Kevin M. Neylan

Name: Kevin M. Neylan
Title: Senior Vice President and Chief Financial Officer